Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) filed with the Securities and Exchange Commission on March 2, 2009, and related Prospectus of Patriot Coal Corporation for the registration of $300,000,000 of its common stock, preferred stock, debt securities, warrants to purchase its common stock or debt securities, and purchase contracts, or any combination thereof, and to the incorporation by reference therein of our reports dated February 25, 2009, with respect to the consolidated financial statements and schedule of Patriot Coal Corporation, and the effectiveness of internal control over financial reporting of Patriot Coal Corporation (excluding the internal control over financial reporting of Magnum Coal Company), included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

St. Louis, Missouri
February 25, 2009